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                                                                    EXHIBIT 11.0

STATEMENT RE: COMPUTATIONS OF PER SHARE EARNINGS
($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                       Six months ended         Three months ended
                                                           June 30,                  June 30,
                                                      2005          2004         2005         2004
                                                   -----------   ----------   ----------   ----------
Numerator:
    Net income                                     $     1,244   $      917   $      658   $      477

Denominator:
    Denominator for basic earnings per
    share-weighted average shares                    2,867,848    2,641,002    2,867,281    2,739,270

    Effect of dilutive securities:
    Stock options                                       99,113      124,934      105,936      128,756

    Denominator for diluted earnings
    per share                                        2,966,961    2,765,936    2,973,217    2,868,026

Basic earnings per share                           $      0.43   $     0.35   $     0.23   $     0.17

Diluted earnings per share                         $      0.42   $     0.33   $     0.22   $    0 .17
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